Exhibit 99.(a)(2)(ii)

brinker capital destinations trust

Certification of Amendment to Agreement and Declaration of Trust

I, Brian Ferko, President of Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), hereby certify that at an in-person meeting of the Board of Trustees held on June 10, 2026, the Trustees of the Trust approved the resolutions attached hereto as Exhibit A, thereby amending the Agreement and Declaration of Trust, dated October 12, 2016, to reflect the current principal place of business of the Trust.

IN WITNESS WHEREOF, I hereunto sign my name this 26th day of June, 2026.

BRINKER CAPITAL DESTINATIONS TRUST

/s/ Brian Ferko
Brian Ferko
President

EXHIBIT A

APPROVAL OF AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST TO CHANGE THE ADDRESS OF THE TRUST’S PRINCIPAL PLACE OF BUSINESS

RESOLVED:	That pursuant to the powers granted to the Trustees of Brinker Capital Destinations Trust (the “Trust,” and each series thereof, a “Fund”) in Article VIII, Section 4 of the Agreement and Declaration of Trust, dated October 12, 2016 (the “Declaration of Trust”), the language on the cover page of the Trust’s Declaration of Trust as well as the language on the final page of the Trust’s Declaration of Trust, is hereby amended to change the principal place of business of the Trust from 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania 19312 to 1000 Continental Drive, Suite 500, King of Prussia, Pennsylvania 19406.

RESOLVED:	That the officers of the Trust be, and each of them hereby is, authorized and directed, by and on behalf of the Trust and each Fund and in its/their name, to do and perform such other acts and to execute and deliver such other instruments, certificates and documents as he or she shall determine to be necessary, appropriate or desirable to carry out any of the foregoing resolutions, any such determination to be conclusively evidenced by the doing or performing of any such act, or the execution and delivery of any instrument, certificate or document.